Exhibit 99

MK GOLD COMPANY
Eagle Gate Tower
60 East South Temple, Suite 1225
Salt Lake City, Utah, U.S.A., 84111
Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY REPORTS FIRST QUARTER 2004 RESULTS

Salt Lake City, Utah, May 14, 2004—MK Gold Company (OTCBB:MKAU) today reported results of operations for the first quarter ended March 31, 2004.

The Company continues to focus on project development at the Las Cruces project in Spain. In February, MK Gold Company announced the completion of a new feasibility study prepared by DMT-Montan Consulting GmbH, Lurgi Metallurgie and Outokumpu Technology Group. The new feasibility study has been reviewed by Pincock Allen & Holt, an independent engineering company. Including minor adjustments resulting from the independent review, proven and probable ore reserves have increased to 16.0 million metric tons with an average grade of 6.62% copper. The prior feasibility study conducted in 2001 estimated proven and probable ore reserves at 15.8 million metric tons at an average grade of 5.94% copper.

Project development activities during the first quarter included the signing of an agreement to purchase 500 hectares of land required for the development of the Las Cruces project. With this agreement, the Company has secured approximately 65% of the land initially required for the project.

The Company reported a net loss of $572,000 for the first quarter of 2004 ($0.02 per share) on revenues of $339,000. For the same period in 2003, the Company reported a net loss of $342,000 ($0.01 per share) on revenues of $425,000. The decrease in profitability is primarily the result of an increase in general and administrative expenditures.

Gold production for the first quarter of 2004 resulted from continued heap leaching at the Castle Mountain mine. The Company’s attributable share of gold production was 1,002 ounces for the three months ended March 31, 2004 compared to 1,228 ounces for the three months ended March 31, 2003.

Exploration and project investigation costs were $77,000 for the three months ended March 31, 2004, compared to $120,000 for the same period in 2003. The Company continues to actively search for exploration and acquisition opportunities around the world. Exploration activities are currently focused in Nevada and Spain.

General and administrative expenses were $775,000 for the three months ended March 31, 2004, compared to $441,000 for the same period in 2003. During the first quarter of 2004, general and administrative expenses were higher due to executive bonus and severance costs and audit costs.

As part of a court approved bankruptcy plan of Washington Group International, Inc. (“Washington Group”), the Company, as an unsecured creditor, has received various distributions of common stock and warrants to purchase additional common shares of Washington Group. In the first quarter of 2004, the Company received a distribution of 3,801 common shares and warrants to purchase an additional 6,478 common shares of Washington Group, with a combined market value of $196,000. These securities were sold immediately upon receipt. In the first quarter of 2003, the Company received a distribution of 3,150 common shares and warrants to purchase an additional 3,578 common shares of Washington Group, with a combined market value of $34,000. The Company has recorded these amounts as income in the quarters in which they were received.

At March 31, 2004, the Company had available resources of cash and cash equivalents of $2,597,000, equity securities of $1,958,000 (of which $1,861,000 was available for sale within 12 months) and gold bullion of $106,000. The outstanding loan balance under the Company’s $55,000,000 credit facility with Leucadia National Corporation was $46,000,000. The credit facility was amended, effective March 31, 2004, to increase the facility to $55,000,000.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. Currently, the Company’s primary focus is the development of the Las Cruces copper project, in Spain. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

(Selected Financial Data Follows)

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended March 31
	2004	2003
STATEMENT OF OPERATIONS
Total Revenue	$339	$425

Total Operating Expenses	202	130

Gross Profit	137	295

Exploration Related Expenses	(77)	(120)
General and Administrative Expenses	(775)	(441)
Project Development	(62)	(98)
Gain on Sale of Assets	1	2
Bankruptcy Recovery	196	34
Interest Expense	(7)	(7)
Investment Income	15	16

Loss before Income Taxes	(572)	(319)

Income Tax Provision	(—)	(23)

Net Loss	$(572)	$(342)

Basic and Diluted Loss per Common Share	$(0.02)	$(0.01)

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to complete land purchases and to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.